                                                                    Exhibit 12-A

                        Delmarva Power & Light Company

                      Ratio of Earnings to Fixed Charges
                      ----------------------------------
                            (Dollars in Thousands)
                            ----------------------

                                   12 Months
                                     Ended                  Year  Ended  December  31,
                                  September 30,   ---------------------------------------------------
                                      1999          1998      1997       1996       1995      1994
                                    ---------     --------  --------  ---------  --------   ---------
Income before extraordinary item    $136,549      $112,410  $105,709   $116,187  $117,488   $108,310
                                    ---------     --------  --------  ---------  --------   ---------
Income taxes                          88,426        72,276    72,155     78,340    75,540     67,613
                                    ---------     --------  --------  ---------  --------   ---------
Fixed charges:
 Interest on long-term debt
  including amortization of
  discount, premium and
  expense                             78,875        81,132    78,350     69,329    65,572    61,128
 Other interest                        8,159         9,328    12,835     12,516    10,353     9,336
 Preferred dividend require-
  ments of a subsidiary
  trust                                5,688         5,688     5,687      1,390        -         -
                                    ---------     --------  --------  ---------  --------   ---------
  Total fixed charges                 92,722        96,148    96,872     83,235    75,925     70,464
                                    ---------     --------  --------  ---------  --------   ---------

Nonutility capitalized interest           -            -        (208)      (311)     (304)      (256)
                                    ---------     --------  --------  ---------  --------   ---------

Earnings before income taxes
 and fixed charges                  $317,697      $280,834  $274,528   $277,451  $268,649   $246,131
                                    =========     ========  ========  =========  ========   =========
Ratio of earnings to fixed charges      3.43          2.92      2.83       3.33      3.54       3.49

For purposes of computing the ratio, earnings are income before extraordinary item plus income taxes and fixed charges, less nonutility capitalized interest. Fixed charges consist of interest on long- and short-term debt, amortization of debt discount, premium, and expense, dividends on preferred securities of a subsidiary trust, and interest expense associated with DPL's leases.